Exhibit 99.1

Potlatch Corporation 601 W. First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com

News Release

For immediate release:

Contact:	(Investors)	(Media)
	Eric Cremers	Mark Benson
	509.835.1521	509.835.1513

Potlatch Reports Second Quarter 2012 Results

SPOKANE, Wash — July 24, 2012 — Potlatch Corporation (Nasdaq:PCH) today reported financial results for the second quarter ended June 30, 2012.

“We are pleased with our second quarter results, particularly as our Wood Products segment greatly exceeded expectations during the quarter. Stronger than anticipated demand for manufactured wood products resulted in prices approximately 15 percent higher than the previous quarter. We had already increased our production and shipments in the first quarter to take advantage of greater demand, and we continued operating at this higher level in the second quarter. The combination of these factors resulted in our Wood Products segment having its highest quarterly operating income in over five years” said Michael Covey, chairman, president and chief executive officer of Potlatch Corporation. “The results from our Resource segment were slightly ahead of expectations, with harvest levels coming in as planned. The second quarter is the seasonally weakest quarter for this segment due to the effects of spring weather in Idaho on logging operations. Our Real Estate segment continued to post solid results, closing 55 sales transactions during the quarter,” concluded Mr. Covey.

Q2 2012 FINANCIAL SUMMARY

•	Total consolidated revenues for the quarter were $117.5 million, compared to $112.4 million in Q2 2011 and $112.4 million in Q1 2012.

•	Net income for the quarter was $5.1 million, or $0.13 per diluted share, compared to $8.4 million, or $0.21 per diluted share for Q2 2011 and $5.1 million, or $0.13 per diluted share in Q1 2012.

•	EBITDDA was $22.6 million for Q2 2012 compared to $29.5 million in Q2 2011 and $18.3 million in Q1 2012.

Q2 2012 Business Performance

Resource

Operating income for the Resource segment in Q2 2012 was $6.7 million, compared to $7.5 million in Q2 2011 and $8.7 million in Q1 2012, with both variances related to seasonal factors, primarily in Idaho, and the planned harvest deferral in 2012, primarily in Arkansas. The second quarter is typically the seasonally weakest quarter. In addition, in Q2 2011, a late spring break-up period in Idaho that resulted in a later than normal start to logging operations and an abundance of log supply in Arkansas both impacted harvest volumes in that period. The decreased harvest levels in Q2 2012 led to corresponding reductions in logging and hauling expenses.

Northern Region

•

Total fee harvest volume for Q2 2012 increased 13 percent over Q2 2011, primarily due to the late spring break-up period in Q2 2011 in Idaho that resulted in a later than normal start to logging operations and decreased harvest levels in that period. Total fee harvest volume for Q2 2012 decreased 31 percent from Q1 2012 primarily due to normal seasonality.

•

Sawlog volume increased 9 percent in Q2 2012 over Q2 2011, primarily due to the late spring break-up in Idaho in Q2 2011. Sawlog prices decreased 2 percent from the previous year primarily due to product mix.

•	Sawlog volume decreased 26 percent in Q2 2012 compared to Q1 2012, primarily due to normal seasonality, while prices increased 6 percent due to stronger demand for both cedar and mixed sawlogs.

•

Pulpwood volume increased 37 percent in Q2 2012 over Q2 2011 due to an earlier spring break-up and return to logging in 2012, combined with increased demand for pulpwood in Idaho, which resulted in a 15 percent increase in prices.

•	Pulpwood volume decreased 49 percent in Q2 2012 from Q1 2012, due to normal seasonality. Prices increased 1 percent due to a change in product mix in Minnesota.

Southern Region

•	Total fee harvest volume in Q2 2012 decreased 20 percent from Q2 2011 due to the harvest deferral, and increased 6 percent over Q1 2012 due to increased demand for pulpwood.

•

Sawlog volume decreased 23 percent in Q2 2012 compared to Q2 2011 due to the harvest deferral. Sawlog prices decreased 4 percent year-over-year as a result of decreased demand due to a customer’s mill closure in late 2011.

•

Sawlog volume decreased 6 percent in Q2 2012 from Q1 2012 due to continued execution of our deferral strategy as pine sawlog markets continue to be depressed. A shift in product mix to larger pine sawlogs and higher valued hardwoods resulted in a 5 percent increase in overall sawlog prices.

•

Pulpwood volume in Q2 2012 decreased 15 percent compared to Q2 2011 due to the harvest deferral. Increased demand due to low inventories at pulp mills resulted in a 6 percent increase in pulpwood prices.

•	Pulpwood volume in Q2 2012 increased 19 percent over Q1 2012 due to wet weather in Q1 that pushed thinning operations into Q2. Pulpwood prices increased 4 percent due to the low pine inventories.

Wood Products

Wood Products revenues were $83.6 million in Q2 2012 compared to $66.6 million in Q2 2011 and $73.9 million in Q1 2012. Operating income for the segment totaled $11.7 million in Q2 2012 compared to $2.8 million in Q2 2011 and $5.0 million in Q1 2012. Stronger than anticipated demand, which resulted in higher prices, combined with higher production levels that continued from Q1 2012, were responsible for the improved results.

•	Lumber prices in Q2 2012 increased 17 percent and 15 percent over Q2 2011 and Q1 2012, respectively, due to strong demand.

•	Lumber shipments in Q2 2012 increased 13 percent and 1 percent over Q2 2011 and Q1 2012, respectively.

•	The unrealized mark to market adjustment related to lumber hedges resulted in a $0.9 million charge in Q2 2012, compared to a $2.4 million benefit in Q2 2011 and a $0.1 million benefit in Q1 2012.

Real Estate

Real Estate revenues totaled $8.7 million in Q2 2012 compared to $19.0 million in Q2 2011 and $8.2 million in Q1 2012. Operating income for the segment was $6.7 million in Q2 2012 compared to $11.0 million in Q2 2011 and $6.3 million in Q1 2012. The second phase of a non-strategic/rural real estate sale in Idaho and another non-strategic timberland sale in Idaho occurred during Q2 2011, which combined provided $14.3 million of revenues in Q2 2011.

Corporate

Corporate expenses, including interest expense, were $15.0 million in Q2 2012 compared to $12.1 million in Q2 2011 and $14.3 million in Q1 2012. The year-over-year variance was primarily due to higher pension expense related to the company’s legacy plans of approximately $1.5 million, coupled with a $0.3 million non-cash charge for the mark to market adjustment related to the deferred compensation plans in Q2 2012 compared to a $1.2 million benefit in Q2 2011.

Balance Sheet

There were $5.2 million of debt maturities and redemptions during the second quarter that were paid with cash on hand. Potlatch finished the quarter with $50.2 million of cash and short-term investments on the balance sheet.

Dividend Distribution

During the second quarter, Potlatch paid a quarterly cash distribution on the company’s stock of $0.31 per share.

OUTLOOK

“Results for the first half of the year exceeded our expectations and we feel confident about continued strong operating results from all of our business segments moving into the second half of 2012. Although there have been, and will continue to be, some slowdowns and setbacks along the way, there are many indications that the domestic housing market has bottomed and is finally beginning to slowly turn upward toward solid and continued recovery. In our Wood Products business, prices have moved down from the peaks captured in April and May, but are still well above the first quarter prices, and we expect lumber and plywood prices to remain relatively elevated as we move through the third quarter. As a result, we expect continued strong performance from our Wood Products segment over the near term. In our Resource segment, we continue to defer harvest volume and expect our 2012 harvest to be approximately 3.5 million tons. Importantly, results from our Resource segment cannot improve until there is substantial and sustained improvement in the wood products industry, which we are beginning to see, as demonstrated by our own Wood Products segment results. We expect an improvement in log prices as we move into the third quarter due to improved demand and higher lumber pricing. Regarding our Real Estate segment, interest and demand for our non-

strategic timberlands and rural recreational real estate continues to be strong, so we expect solid earnings in our Real Estate business for the remainder of the year, though results will be skewed towards the fourth quarter. Our balance sheet remains strong with $50.2 million in cash and short-term investments and no debt maturities until the second half of next year,” concluded Mr. Covey.

CONFERENCE CALL INFORMATION

A live conference call and webcast will be held today, July 24, 2012, at 9 a.m. Pacific Time (noon Eastern Time). Investors may access the webcast at www.potlatchcorp.com by clicking on the Investor Resources link or by conference call at 1-866-393-8403 for U.S./Canada and 1-706-679-7929 for international callers. Participants will be asked to provide conference I.D. number 93570066. Supplemental materials that will be discussed during the call are available on the website.

A replay of the conference call will be available two hours following the call until July 31, 2012 by calling 1-800-585-8367 for U.S./Canada or 1-404-537-3406 for international callers. Callers must enter conference I.D. number 93570066 to access the replay.

ABOUT POTLATCH

Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.43 million acres of timberland in Arkansas, Idaho and Minnesota. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about our expectations regarding future company performance, operating results of our business segments in the second half of 2012, the direction of our business markets, the recovery of the domestic housing market and wood products industry, housing starts, business conditions in our Resource and Wood Products segments, log exports to China, domestic repair and remodel activities, our 2012 harvest levels, log, lumber and plywood pricing, performance of our Wood Products segment, demand and interest in non-strategic timberlands and rural recreational real estate and HBU lands, Real Estate segment earnings, our balance sheet and related matters. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company’s lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in the level of construction activity; changes in China demand; changes in tariffs, quotas and trade agreements involving wood products; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material, fuel and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; performance of agreements to purchase Idaho land; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

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Potlatch Corporation

Consolidated Statements of Income

Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues	$117,540	$112,370	$229,924	$234,603

Costs and expenses:
Cost of goods sold	88,688	85,906	177,663	179,054
Selling, general and administrative expenses	11,762	8,704	22,652	20,631

	100,450	94,610	200,315	199,685

Operating income	17,090	17,760	29,609	34,918
Interest expense, net	(6,277)	(6,612)	(12,763)	(14,491)

Income before income taxes	10,813	11,148	16,846	20,427
Income tax provision	(5,733)	(2,699)	(6,715)	(4,282)

Net income	$5,080	$8,449	$10,131	$16,145

Net income per share:
Basic	$0.13	$0.21	$0.25	$0.40
Diluted	0.13	0.21	0.25	0.40
Cash distributions per share	$0.31	$0.51	$0.62	$1.02
Weighted-average shares outstanding (in thousands):
Basic	40,332	40,174	40,290	40,127
Diluted	40,459	40,378	40,414	40,339

Potlatch Corporation

Consolidated Condensed Balance Sheets

Unaudited (Dollars in thousands, except per-share amounts)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash	$8,548	$7,819
Short-term investments	41,646	62,989
Receivables, net	18,207	13,533
Inventories	22,848	28,603
Deferred tax assets	11,909	11,909
Other assets	11,021	9,998

Total current assets	114,179	134,851
Property, plant and equipment, net	59,055	61,453
Timber and timberlands, net	457,410	459,687
Deferred tax assets	49,393	57,924
Other assets	11,568	32,305

	$691,605	$746,220

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments on long-term debt	$13	$21,661
Accounts payable and accrued liabilities	60,022	55,948

Total current liabilities	60,035	77,609
Long-term debt	345,347	344,742
Liability for pensions and other postretirement employee benefits	137,385	163,116
Other long-term obligations	18,268	18,615
Stockholders’ equity	130,570	142,138

	$691,605	$746,220

Shares outstanding (in thousands)	40,332	40,202
Stockholders’ equity per common share	$3.24	$3.54
Working capital	$54,144	$57,242
Current ratio	1.9:1	1.7:1

Potlatch Corporation

Consolidated Condensed Statements of Cash Flows

Unaudited (Dollars in thousands)

	Six Months Ended June 30,
	2012	2011
Cash Flows From Operating Activities
Net income	$10,131	$16,145
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	10,969	13,824
Basis of real estate sold	1,242	10,573
Change in deferred taxes	6,638	4,283
Loss (gain) on disposition of property, plant and equipment	29	(54)
Employee benefit plans	339	(83)
Equity-based compensation expense	1,998	2,047
Proceeds from sales deposited with a like-kind exchange intermediary	(556)	—
Funding of qualified pension plans	(21,630)	(9,400)
Working capital changes	3,200	836

Net cash provided by operating activities	12,360	38,171

Cash Flows From Investing Activities
Decrease in short-term investments	21,343	17,491
Proceeds from COLI loan	21,751	—
Additions to property, plant and equipment	(2,412)	(2,993)
Additions to timber and timberlands	(4,308)	(4,110)
Proceeds from disposition of property, plant and equipment	5	133
Other, net	(695)	(852)

Net cash provided by investing activities	35,684	9,669

Cash Flows From Financing Activities
Distributions to common stockholders	(25,006)	(40,963)
Payments on long-term debt	(21,662)	(5,008)
Issuance of common stock	63	1,230
Change in book overdrafts	1,048	647
Deferred financing costs	(30)	(343)
Employee tax withholdings on equity-based compensation	(1,714)	(1,605)
Other, net	(14)	(23)

Net cash used for financing activities	(47,315)	(46,065)

Increase in cash	729	1,775
Cash at beginning of period	7,819	5,593

Cash at end of period	$8,548	$7,368

Potlatch Corporation

Segment Information

Unaudited (Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues
Resource	$33,888	$34,265	$74,342	$85,817
Real Estate	8,664	19,018	16,828	31,999
Wood Products	83,623	66,632	157,547	135,104

	126,175	119,915	248,717	252,920
Intersegment revenues—Resource	(8,635)	(7,545)	(18,793)	(18,317)

Total consolidated revenues	$117,540	$112,370	$229,924	$234,603

Operating income
Resource	$6,711	$7,549	$15,380	$21,610
Real Estate	6,689	11,000	13,001	19,366
Wood Products	11,672	2,758	16,716	5,652
Eliminations and adjustments	762	1,981	1,072	2,526

	25,834	23,288	46,169	49,154
Corporate	(15,021)	(12,140)	(29,323)	(28,727)

Income before income taxes	$10,813	$11,148	$16,846	$20,427

Depreciation, depletion and amortization
Resource	$2,792	$2,514	$6,010	$7,332
Real Estate	9	—	18	—
Wood Products	1,646	1,997	3,506	3,981

	4,447	4,511	9,534	11,313
Corporate	734	647	1,435	2,511

Total depreciation, depletion and amortization	$5,181	$5,158	$10,969	$13,824

Basis of real estate sold—Real Estate	$914	$6,958	$1,409	$10,573
Eliminations and adjustments	(116)	—	(167)	—

Total basis of real estate sold—Real Estate	$798	$6,958	$1,242	$10,573

Potlatch Corporation

EBITDDA*

(Earnings before interest, taxes, depreciation, depletion and amortization, and basis of real estate sold)

Unaudited (Dollars in thousands)

	2nd Quarter 2012	1st Quarter 2012	2nd Quarter 2011
GAAP net income	$5,080	$5,051	$8,449
Net cash interest expense	5,846	6,052	6,223
Income tax provision	5,733	982	2,699
Depreciation, depletion and amortization	5,181	5,788	5,158
Basis of real estate sold	914	495	6,958
Non-cash eliminations	(116)	(51)	—

EBITDDA	$22,638	$18,317	$29,487

*	EBITDDA is a non-GAAP measure that management uses to evaluate the cash generating capacity of the company. The most directly comparable GAAP measure is net income. EBITDDA, as we define it, is net income adjusted for net cash interest expense, provision for income taxes, depreciation, depletion and amortization, the basis of real estate sold and non-cash eliminations. It should not be considered as an alternative to net income computed under GAAP.